EXHIBIT 11 - CALCULATION OF NET INCOME PER COMMON SHARE




                                  MICROAGE, INC
                     NET INCOME PER COMMON SHARE CALCULATION
                      (in thousands, except per share data)

                                                                         Fiscal years ended
                                                                ---------------------------------------
                                                                November 2,   November 3,   October 29,
                                                                   1997           1996         1995
                                                                -----------   -----------   -----------
Primary
     Weighted average common shares                                16,906        16,307        16,031
     Dilutive effect of stock options and warrants                    904           474           205

        Weighted average common and common
                                                                  -------       -------       -------
            equivalent shares outstanding - primary                17,810        16,781        16,236

Fully Diluted (1)

     Weighted average shares from primary
        calculation                                                17,810        16,781        16,236
                                                                  =======       =======       =======
     Additional dilutive effect of stock options
        and warrants                                                  126           514             4

        Weighted average common and common
                                                                  -------       -------       -------
            equivalent shares outstanding - fully diluted          17,936        17,295        16,240
                                                                  =======       =======       =======

Net income                                                        $24,965       $14,110       $ 3,634

Net income per common and common equivalent share:

            Primary                                               $  1.40       $  0.84       $  0.22
            Fully Diluted                                         $  1.39       $  0.82       $  0.22


(1) Fully diluted share information is presented in accordance with Regulation S-K of the Securities Exchange Act of 1934. The amounts of per share earnings on the fully diluted basis are not required to be presented in the consolidated statements of income under the provisions of APB No. 15 since the additional dilution is less than 3%.